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                                                                    EXHIBIT 3.14

                                     CHARTER
                                       OF
                           GRAND OLE OPRY TOURS, INC.

      The undersigned natural persons, having capacity to contract and acting as the incorporators of a corporation under the Tennessee General Corporation Act, adopt the following charter for such corporation:

      1.    The name of the corporation is GRAND OLE OPRY TOURS, INC.

      2.    The duration of the corporation is perpetual.

      3. The address of the principal office of the corporation shall be 116 Fifth Avenue North, Nashville, County of Davidson.

      4.    The corporation is for profit.

      5.    The purpose or purposes for which the corporation is organized are:

      Operation of motor vehicles as a common carrier, operation of sight-seeing tours, and all endeavors necessary to and in support thereof, and for such other lawful purposes as may be permitted under the provisions of Section 401, Title 48, Tennessee Code Annotated.

      6. The maximum number of shares which the corporation shall have the authority to issue is one thousand (1,000) shares at $100 par value, all of which shall be common stock having equal rights and privileges with each other share. No preemptive rights, as described in Section 713, Title 48, Tennessee Code Annotated, shall attached to any shares of stock of the corporation, and no stockholder of the corporation shall have any of the rights described therein.

      7. The corporation will not commence business until consideration of $1,000 has been received for the issuance of its shares.

      8. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its stockholders, or any class thereof, as the case may be, it is further provided:

            (a) The management of the business and the conduct of the affairs of the corporation, including the election of the Chairman of the Board of Directors, the President, the Treasurer, the Secretary, and other principal officers of the corporation, shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided by, the By-Laws.
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            (b)   The Board of Directors is expressly authorized to make, alter, or repeal the By-Laws of the corporation.

            (c) Each holder of the Common Stock of the corporation shall have one vote in respect of each share of stock held by him of record on the books of the corporation on all matters to be voted upon by the stockholders.

            (d) Any corporate action upon which a vote of stockholders is required or permitted may be taken without a meeting or vote of stockholders with the written consent of stockholders having not less than a majority of all of the stock entitled to vote upon the action if a meeting were held; provided, that in no case shall the written consent be by holders having less than the minimum percentage of the vote required by statute fixed for the proposed corporate action and further provided that prompt notice be given to all stockholders of the corporation of the taking of corporate action without a meeting and by less than unanimous written consent.

      9. No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purposes, if:

            (a) The material facts as to his interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by a vote sufficient for such purpose without counting the vote of the interested director or directors; or

            (b) The material facts as to his interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

            (c) The contract or transaction is fair as to the corporation as of the time it is authorized, approved, or ratified, by the Board of Directors, a committee thereof, or the stockholders.

      Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorized the contract or transaction.
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      10.   Indemnification for directors, officers, employees and agents of the corporation may be provided either directly or through the purchase of insurance, by the corporation from time to time to the fullest extent permitted by law.

      11. Authority is hereby expressly vested in the Board of Directors to issue bonds, debentures or obligations of this corporation and to fix all of the terms thereof, including without limitation, the interest to be paid thereon, the convertibility or nonconvertibility thereof and other provisions with regard thereto.

      Dated December 28, 1972

                                                       /s/ James R. Tuck
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                                                       /s/ Francis M. Wentworth
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